EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of CVR Refining, LP on Form S-1 of our report dated March 31, 2011, relating to the consolidated financial statements of Gary-Williams Energy Corporation as of and for the year ended December 31, 2010, appearing in the Prospectus included in Registration Statement No. 333-184200.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 16, 2013